Filed pursuant to Rule 433
                                           Registration Statement No. 333-130089

                      Seven Year Floating Rate Senior Notes

Issuer: Hartford Life Global Funding Trust 2007-005

Description: Floating Rate Senior Notes

Issue Ratings: Aa3 / AA- / AA

Par Amount: $ 200,000,000

Distribution rate: 3 month LIBOR + 18 basis points

Maturity: June 16, 2014

Minimum Denomination: $1K x $1K

Trade Date: June 15, 2007

Settlement Date: June 22, 2007 (T+5)

Day Count Convention:  ACT / 360

Interest Payment Frequency: Quarterly

Interest Payment Dates: 15th day of March, June, September, and December, beginning September 15, 2007

Initial Interest Payment Date: September 15th, 2007

Interest Determination Date: Second London banking day preceding the first day of the relevant Interest Reset Period

Interest Reset Period: Each period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date

Price to Public: 100.000%

Gross Proceeds: USD 200,000,000

Price to Issuer: 99.941

Net Proceeds to Issuer: USD 199,882,000

Clearance: DTC

CUSIP: 41659EGB7

Co-Agents: Lehman Brothers Inc., UBS Securities LLC

DTC #: 642

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at WWW.SEC.GOV. Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847 or UBS Securities LLC by calling 1-888-722-9555 ext. 1088.